EXHIBIT
10.56

                 SPECIALTY FOODS CORPORATION

                    AMENDED AND RESTATED

                   ANNUAL BONUS PLAN, 2000

              ARCHWAY - MOTHER'S COOKIE COMPANIES



AMENDED AND RESTATED
ANNUAL BONUS PLAN

1.  PURPOSES

Specialty Foods Corporation ("SFC") has established the Annual Bonus Plan as a vehicle for motivating and rewarding designated executives whose responsibilities have a significant impact on the key short-term business objectives of SFC and its Subsidiaries (as hereinafter defined) and for encouraging retention of such executives through the Retention Date (as hereafter defined). Annual incentive awards are determined by the relative success of SFC and its Business Units (as hereinafter defined) in achieving specific annual financial objectives. The Plan provides the opportunity for participants to receive incentive compensation when financial results meet or exceed these pre-established goals. This Plan supersedes the Archway-Mother's Cookie Companies Annual Bonus Plan 2000 effective January 1, 2000.


2.  DEFINITION OF TERMS

The following defined terms will have the meanings set forth below for purposes of the Plan:

a. Annual Salary shall mean the annualized base salary in effect for a Participant on December 31, 2000 or on the date of a Change of Control that occurs prior to December 31, 2000.

b. Award shall mean the cash payment made to Participants under the Plan.

c. Business Unit shall mean a subsidiary or a group of subsidiaries for which a target bonus is established by SFC. For purposes of this Plan, "Business Unit" shall mean Mother's Cake and Cookie Co., Archway Cookies, L.L.C. and Lew-Mark Baking.

d. Cause shall mean the Participant's admission or conviction of a felony, the Participant's commission of an act of dishonesty in the course of his or her duties, the Participant's repeated disregard of policy directives of SFC or the Subsidiaries, or the Participant's breach of his or her fiduciary responsibilities or duties as an employee of SFC or the Subsidiaries.

e. Change of Control shall mean a sale or transfer, directly or indirectly, of all of the outstanding stock of the Business Unit or substantially all of the assets of the Business Unit to an unaffiliated entity.

f. Compensation Committee shall mean the committee designated as such by the Board of Directors of SFC.

g. EBITDA shall mean, with respect to any Business Unit, an amount reasonably determined by SFC as such Business Unit's income from operations (including annual bonus accruals as an expense), plus depreciation of property, plant and equipment, and amortization of intangible assets, but not including gain/loss on asset sales. EBITDA shall exclude $2.0 million related to the unbudgeted pension benefit from the sale of Metz Baking Company. The actual incremental 2000 EBITDA benefits related to acquisitions made in 2000 (other than Lew-Mark), if any, will also be excluded for purposes of determining 2000 EBITDA.

h. Good Reason shall mean the occurrence and continuation at any time following a Change of Control of any of the following (without the Participant's express prior written consent) after written notice provided by the Participant and the failure by the Business Unit or its successors to remedy such event within thirty (30) days after receipt of such notice:

               (i)       a reduction in the Participant's Base Salary;

               (ii)      a relocation of the Participant's
     principal place of business to any location which is not within 50 miles of the Participant's business location at the time of a Change of Control;

               (iii)     a material adverse change in the
     Participant's job responsibilities or level of authority; or

               (iv)      any material failure to comply with the
     terms of this Plan by the Business Unit or its successors.

i. Participant shall mean an employee designated by SFC to participate in the Plan, provided the authority to designate
     Participants may be delegate by SFC to the Business Unit.

j.   Plan shall mean this Amended and Restated Annual Bonus Plan.

k.   Plan Year shall mean January 1, 2000 through December 31,
     2000.

l. Retention Date shall mean December 31, 2000 or in the event of a Change of Control, the date that is thirty (30) days following a Change of Control.

m.   SFC shall mean Specialty Foods Corporation.

n. Subsidiary shall mean a direct or indirect subsidiary of SFC which is included in SFC's consolidated tax return.

3.  ELIGIBILITY FOR PARTICIPATION

An Award may be granted for the Plan Year to each Participant who is in active service during the Plan Year; provided, however, that such Participant has completed at least two (2) months of active service with SFC or a Subsidiary during the Plan Year. Except as otherwise provided in this Section 3 or in Section 6 below, a Participant must be employed by SFC, the Business Unit or their successors through the Retention Date to receive an Award.

The Award applicable to a Participant otherwise eligible to receive an Award under the Plan shall be prorated over the Plan Year, or the Participant shall be ineligible to receive an Award for the Plan Year, subject to the provisions in Section 6 entitled "Incentive Awards Upon Change of Control," as determined below:

(1)  promotion into or demotion from     -    prorate Award from the date of
     a level of management eligible           entrance or exit
     for Awards after the beginning
     of the Plan Year

(2)  receipt of disability benefits      -    prorate Award to the nearest
     for more than six months in the          month based on time of service
     Plan Year under SFC's or any             while not receiving disability
     Subsidiary's disability plan             benefits

(3)  receipt of disability benefits      -    no reduction in applicable
     for six months or less in the            Award
     Plan Year under SFC's or any
     Subsidiary's disability plan

(4)  normal retirement, early            -    prorate Award based on the date
     retirement with the approval of          of retirement or transfer
     SFC or transfer to another
     Subsidiary during the Plan Year

(5)  leave of absence during the         -    prorate Award based on the date
     Plan Year                                when the leave commences

(6)  death during the Plan Year          -    prorate Award to date of death

(7)  early retirement during the         -    no Award (except as provided in
     Plan Year without the approval           Section 6)
     of SFC

(8)  resignation before the              -    no Award (except as provided in
     Retention Date                           Section 6)

(9)  demotion during the Plan Year       -    no Award (except as provided in
     because of unsatisfactory                Section 6)
     performance to a position that
     is not covered

(10) termination without Cause           -    no Award (except as provided in
     during the Plan Year                     Section 6)

(11) dismissal for Cause during or       -    no Award
     after the Plan Year (but before
     payment) by SFC or a Subsidiary

Notwithstanding any other provision of the Plan, with respect to eligible Participants transferred between Subsidiaries during the Plan Year, the Subsidiary last employing the Participant during the Plan Year shall determine and pay the entire annual Award, if any, for the Plan Year. SFC shall have discretion in making any accounting allocations between Subsidiaries to properly reflect time spent with each Subsidiary.

4.  PERFORMANCE MEASUREMENT

The standard used to determine performance of the Business Unit will be EBITDA of such Business Unit. One hundred percent (100%) of the target is based on EBITDA performance. The threshold (minimum), target and maximum EBITDA objectives for the Business Unit have been recommended by the Chief Executive Officer of SFC and approved by the Compensation Committee and are reflected in the attached schedule entitled "2000 Annual Bonus Plan Payout Schedule".

5.  GENERAL INCENTIVE AWARD GUIDELINES

Target incentive awards will be expressed as a percent of annualized salary (e.g., 10%). These percentages determine the amount that will be paid in the event that the performance of the applicable Business Unit meets objectives. Target incentive awards will be established for various levels of Participants. Maximum award opportunities will be set for the Business Unit. However, this maximum award may be exceeded with approval of the Compensation Committee. Threshold (minimum) performance (at which a Participant receives 0% bonus) will also be set for the Business Unit. See attached schedule entitled "2000 Annual Bonus Plan Payout Schedule" for the target incentive awards and threshold levels established for the Business Unit for this Plan Year.

To determine the Awards for actual performance between the threshold, target and maximum EBITDA targets set by the Compensation Committee, a percent of the target award will be calculated by means of interpolation (see attached schedule entitled "2000 Annual Bonus Plan Payout Schedule").

6.   INCENTIVE AWARD GUIDELINES UPON A CHANGE OF CONTROL

a.   Vesting of Award Upon Change of Control

Upon a Change of Control, a Participant shall earn the right to receive an Award under the Plan based on the actual EBITDA performance for the Business Unit at the time of such Change of Control as compared to the budgeted EBITDA performance objectives for the Business Unit at the time of such Change of Control, as determined by SFC (the "Prorated EBITDA Target"); provided, however, that a Participant shall not earn the right to receive an Award under this provision unless the actual EBITDA performance for the Business Unit at the time of such Change of Control is at least equal to 90% of the Prorated EBITDA Target. In the case of such Change of Control, (i) the Prorated EBITDA Target shall be substituted for the target set forth on the Amended and Restated 2000 Annual Bonus Payout Schedule attached hereto, (ii) the maximum objective shall be 110% of the Prorated EBITDA Target and (iii) the threshold (minimum) objective shall be 90% of the Prorated EBITDA Target. Thereafter, the Participant's Award shall be prorated upon a Change of Control to the date of the Change of Control (e.g. if the Change of Control occurs on September 30, the Participants Award shall be multiplied by .75).

b.   Condition of Continued Employment Upon Change of Control

The payment to a Participant of the Award described in paragraph
(a) of this Section is expressly conditioned upon such Participant's continued employment with SFC, the Business Unit or their successors through the Retention Date (except as provided in Section 3), unless, after the Change of Control and prior to the Retention Date, the Participant (i) is terminated by SFC, the Business Unit or their successors without Cause or (ii) voluntarily terminated employment with Good Reason as defined herein or in the event such participant has an employment agreement or severance agreement, as defined in such other agreement.

c.   Payment of Award Upon a Change of Control

The payment of the Award described in paragraph (a) of this Section shall be made in accordance with the timing and the terms specified in Section 7(b) of the Plan.

7.  ADMINISTRATIVE GUIDELINES

a.   Adjustments in Financial Performance Measurements

     In order to effectuate the purpose of the Plan, SFC may make adjustments in the criteria established for the Plan Year which reflect any extraordinary changes that may have occurred during the Plan Year or which significantly alter the basis upon which such performance levels were determined. Such changes may include, without limitation, changes in acquisitions, accounting practices, tax, regulatory or other laws or regulations, divestitures, financings, or economic changes not in the ordinary course of business cycles. Any adjustments made by SFC can be made at any time and in any manner that SFC in its sole discretion deems appropriate, and any and all such adjustments shall be conclusive and binding upon all parties concerned.

b.   Approval and Payment of Bonus Awards

     Award payments are subject to the approval of the Compensation Committee and will normally occur concurrently with payment for the last pay period in February of the year following the Plan Year. Payments will normally be made by ordinary payroll methods.

     Except in the case of death, disability, retirement, demotion, promotion, leave of absence, transfer to another subsidiary, or, in certain cases, a Change of Control, a Participant must be employed by SFC, the Business Unit or their successors, on the Retention Date to receive an Award. In cases of death, disability, retirement, demotion, promotion, leave of absence or transfer to another subsidiary, the Participant or the designated beneficiary (as designated with respect to a Participant's life insurance policy held through SFC or a Subsidiary) shall receive the Award to the extent and in the amount specified in the Section 3 entitled "Eligibility for Participation." In the case of a Change of Control, the Participant shall receive the Award to the extent and in the amount specified in Section 6 entitled "Incentive Awards Upon Change of Control."

8.  GENERAL RULES

a. Effective Date. This Plan shall have an effective date of January 1, 2000.

b.   Restatement.   This Plan is an amendment and restatement of
     the Archway-Mother's 2000 Annual Bonus Plan as effective on
     January 1, 2000 (the "Prior Plan"). This Plan supersedes and replaces the Prior Plan.

c.   Amendment.  The Plan has been adopted by the Compensation
     Committee and may be amended from time to time, in any respect, by such Committee. Any such amendment may add to, amend, reduce or cancel any and all rights in regard to the Plan.

d. Accruals. SFC reserves the right, in its sole discretion, to determine the nature and amount of all accruals that are to be recorded on the books of the Subsidiaries at the end of the Plan Year.

e. Administration. The Vice President and General Counsel of SFC shall be responsible for the general operation and administration of the Plan and shall have the authority to interpret the Plan and to adopt administrative rules and regulations governing its operation.

f. Termination. The Plan may be terminated at any time by the Compensation Committee. Upon such termination, all rights of a Participant to amounts not then awarded to Participants shall be null and void. However, amounts previously accrued through the date of the Plan termination based pro rata on EBITDA shall not be affected.

g. Continued Employment. Participation in the Plan shall not give any employee any right to remain in the employment of SFC or any Subsidiary. The Plan is not to be construed as a contract of employment for any period and does not alter the "employee-at-will" employment status of any Participant.

h. Employment Taxes. Award payments under the Plan shall be treated as wages and shall be subject to income, FICA and any other applicable withholding taxes and deductions at the time received as required by applicable law or regulation, as in effect from time to time.

i. Employment Agreements. If a Participant is party to an employment agreement, the terms of which relate to annual bonuses and which are inconsistent with the terms of this Plan, the terms of such employment agreement shall govern to the extent of such inconsistency.

j. Unfunded Plan. The obligations under this Plan shall be unfunded. Neither SFC nor any of the Subsidiaries shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under this Plan.

k. Successors Bound. The rights and obligations of the Business Unit hereunder shall inure to the benefit of and be binding upon the successors of the Business Unit.

l. Assignment. Participants shall not assign any rights granted to them by the terms of this Plan or encumber in any way their interests herein; provided, however, that in the event of a Participant's death, any payments then due and owing will be made when due as provided in Section 7(b) entitled "Approval and Payment of Bonus Awards."

m. Effect of Plan. This Plan shall have a term expiring on the earlier of (1) the date on which all Awards earned under the Plan, if any, are paid to Participants and (2) the date on which a determination is made by the Compensation Committee that no Awards have been earned under the Plan (provided that the authority to determine that no Awards have been earned under the Plan may be delegated by the Compensation Committee to SFC and by SFC to the Business Unit). At such time, the Plan shall expire and be of no further force or effect.

n. Governing Law/Jurisdiction. The substantive law (and not the law of conflicts) of the State of Illinois will govern all questions concerning the construction, validity and interpretation of this Plan and the performance of the obligations imposed by this Plan. The parties hereby waive their rights to request or demand a trial by jury in the event controversy arises under this Plan.

o. Headings. The headings used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Plan.


                  Archway - Mother's Cookies
             2000 Annual Bonus Plan Payout Schedule
                  ($'s expressed in millions)



                               EBITDA
                    ____________________________

                         $
                       EBITDA        % Payout
                      ---------      ---------
200% Award - Maximum   36.30            200
                       35.64            180
                       34.98            160
                       34.32            140
                       33.66            120

Target                 33.00            100
                       32.34             90
                       31.68             80
                       31.02             70
                       30.36             60

Minimum                29.70             50
                 Below 29.70              0


_______________________________________________________________________

                      EBITDA Payout Calculation

               EBITDA % Payout (A) EBITDA Between 29.7
               and 33.0
               [(EBITDA - 29.7) divided by .066] + 50 = % payout

               EBITDA % Payout (B) EBITDA Between 33.0
               and 36.3
               [(EBITDA - 33.0) divided by .033] + 100 = % payout